Exhibit (a)(4)

                           DECORATOR INDUSTRIES, INC.
                           OFFER TO EXCHANGE OPTIONS

                               NOTICE TO WITHDRAW
                                 FROM THE OFFER

         I previously received (i) a copy of the Offer to Exchange; (ii) the letter from William A. Bassett dated February 22, 2002, and (iii) an Election Form. I signed and returned the Election Form, in which I elected to accept Decorator Industries, Inc.'s ("Decorator") offer to exchange (the "Offer") all of my eligible options. I now wish to change that election and reject Decorator's Offer to exchange my options. I understand that by signing this Notice and delivering it to Michael K. Solomon, Vice President and Treasurer by 9:00 p.m. Eastern Standard Time on or prior to March 22, 2002, I will be able to withdraw my acceptance of the Offer and instead reject the Offer to exchange options. I have read and understand all the terms and conditions of the Offer to exchange options. I have read and understand the instructions attached to this Notice.

         I understand that in order to withdraw my acceptance of the Offer, I must sign, date and deliver this Notice via facsimile (fax # (954) 436-1778) or courier or hand delivery to Michael K. Solomon, Vice President and Treasurer at 10011 Pines Blvd., Pembroke Pines, Florida 33024 by 9:00 p.m. Eastern Standard Time on or prior to March 22, 2002.

         I understand that if I choose to withdraw from the Offer, I must withdraw all options previously tendered by me and that by withdrawing my acceptance of the Offer to exchange options, I will not receive any New Options pursuant to the Offer and I will keep the Old Options that I have. These options will continue to be governed by the stock option plan under which they were granted and by the existing option agreements between Decorator and me.

         I understand that I may change this election, and once again accept the Offer to exchange all, but not less than all, eligible options, by submitting a new Election Form to Michael K. Solomon, Vice President and Treasurer via facsimile (fax # (954) 436-1778) or courier or hand delivery at 10011 Pines Blvd., Pembroke Pines, Florida 33024 prior to 9:00 p.m. Eastern Standard Time on March 22, 2002.

         I have signed this Notice and printed my name exactly as it appears on the Election Form.

         I do not accept the Offer to exchange any options.

------------------------      --------------------------------------------------
Employee Signature            Government ID, e.g. Social Security #, Social
                              Insurance # etc.

---------------------------   --------------------       -------------------
Employee Name (Please Print)  E-mail Address             Date and Time

     RETURN TO MICHAEL K. SOLOMON NO LATER THAN 9:00 P.M. EASTERN STANDARD TIME MARCH 22, 2002 VIA FACSIMILE AT (954) 436-1778 OR VIA EXPRESS MAIL,
  COURIER OR HAND DELIVERY TO 10011 PINES BLVD., PEMBROKE PINES FLORIDA 33024

             DECORATOR WILL SEND AN E-MAIL, LETTER AND/OR FACSIMILE
                 CONFIRMATION WITHIN 2 BUSINESS DAYS OF RECEIPT

INSTRUCTIONS TO THE NOTICE TO WITHDRAW FROM THE OFFER

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

     1. Delivery of Notice to Withdraw from the Offer.

     A properly completed and executed original of this Notice to Withdraw from the Offer (or a facsimile of it), and any other documents required by this Notice to Withdraw from the Offer, must be received by Michael K. Solomon, Vice President and Treasurer either via express mail, courier or hand delivery at 10011 Pines Blvd., Pembroke Pines, FL 33024 or via the facsimile number listed on the front cover of this Notice to Withdraw from the Offer (fax # (954) 436-1778) on or before 9:00 p.m. Eastern Standard Time on or before March 22, 2002 (the "Expiration Date").

     The method by which you deliver any required documents is at your option and risk, and the delivery will be deemed made only when actually received by the Company. You may hand deliver or courier your Notice to Withdraw from the Offer to Michael K. Solomon, Vice President and Treasurer at Decorator Industries, Inc. (the "Company"), or you may fax it to them at the number listed on the front cover of this Notice to Withdraw from the Offer. In all cases, you should allow sufficient time to ensure timely delivery.

     Although by submitting a Notice to Withdraw from the Offer you have withdrawn your tendered options from the Offer, you may change your mind and re-accept the Offer until the expiration of the Offer. Tenders of all, but not less than all, eligible options made through the Offer may be made at any time before the Expiration Date. If the Company extends the Offer beyond that time, you may tender all, but not less than all, eligible options at any time until the extended expiration of the Offer. No partial tenders will be accepted. To change your mind and elect to participate in the Offer, you must deliver a new signed and dated Election Form, or a facsimile of the Election Form, with the required information to the Company, while you still have the right to participate in the Offer. Your options will not be properly tendered for purposes of the Offer unless the withdrawn options are properly re-tendered before the Expiration Date by delivery of the new Election Form following the procedures described in the Instructions to the Election Form.

     If you do not wish to withdraw all your tendered options from the Offer, you should not fill out this Notice to Withdraw from the Offer. As noted in the Offer to Exchange, you may not select individual option grants to be tendered for exchange. You must tender the entire outstanding, unexercised portion of all options with an exercise price greater than or equal to $7.00 per share. You may change your mind about whether you would like to tender for exchange all, but not less than all, outstanding options previously tendered.

     Although it is our intent to send you a confirmation of receipt of this Notice, by signing this Notice to Withdraw from the Offer (or a facsimile of it), you waive any right to receive any notice of the withdrawal of the tender of your options.

     2. Signatures on This Notice to Withdraw from the Offer.

     If this Notice to Withdraw from the Offer is signed by the holder of the eligible options, the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your option agreement was signed, please submit proof of the legal name change.

                                       1
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     If this Notice to Withdraw from the Offer is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of that person so to act must be submitted with this Notice to Withdraw from the Offer.

     3. Other Information on This Notice to Withdraw from the Offer.

     In addition to signing this Notice to Withdraw from the Offer, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address and your government identification number, such as your social security number, tax identification number or national identification number, as appropriate.

     4. Requests for Assistance or Additional Copies.

     Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this Notice to Withdraw from the Offer should be directed to Michael K. Solomon, Vice President and Treasurer, at Decorator Industries, Inc., 10011 Pines Blvd., Pembroke Pines, FL 33024, telephone number (954) 436-8909. Copies will be furnished promptly at the Company's expense.

     5. Irregularities.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of this withdrawal from the Offer will be determined by the Company in its discretion. The Company's determinations shall be final and binding on all parties. The Company reserves the right to reject any or all Notices to Withdraw from the Offer that the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in the Notice to Withdraw from the Offer, and the Company's interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No Notice to Withdraw from the Offer will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with Notices to Withdraw from the Offer must be cured within the time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in Notices to Withdraw from the Offer, and no person will incur any liability for failure to give any such notice.

     Important: The Notice to Withdraw from the Offer (or a facsimile copy of it) together with all other required documents must be received by the Company, on or before the Expiration Date.

     6. Additional Documents to Read.

     You should be sure to read the Offer to Exchange, all documents referenced therein, and the letter from William A. Bassett dated February 22, 2002 before making any decisions regarding participation in, or withdrawal from, the Offer.

     7. Important Tax Information.

     You should refer to Section 14 of the Offer to Exchange, which contains important U.S. federal income tax information.